UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2014

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3020 Callan Road, San Diego, California 92121
(Address of principal executive offices) (Zip Code)

(858) 458-0900
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Effective June 7, 2014, pursuant to the recommendation of the Governance and Nominating Committee, the Board of Directors (the “Board”) of Cytori Therapeutics, Inc. (the “Company”) appointed Ruud J. P. Jona to serve as a director of the Company for a term expiring at the Company’s 2014 annual meeting of stockholders, or until his successor is duly elected and qualified or his earlier death, resignation or removal.

Mr. Jona was elected pursuant to that certain Stock Purchase Agreement, dated October 29, 2013, by an between the Company and Lorem Vascular Pty. Ltd, a company organized under the laws of Australia (“Lorem Vascular”), pursuant to which the Company granted to Lorem Vascular the right to appoint one designated individual to serve on the Board.  There are no transactions in which Mr. Jona has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his services as a director, Mr. Jona will be entitled to the customary compensatory arrangements for our outside directors.  In addition, on June 7, 2014, Mr. Jona was granted an option to purchase twenty-one thousand (21,000) shares of our common stock pursuant to the terms of our 2004 Equity Incentive Plan, at an exercise price per share of $2.32, which was the fair market value of our common stock on the date of grant.  The option vests fifty percent (50%) on June 7, 2015 with the remaining options vesting in equal monthly installments over the subsequent year thereafter, subject to Mr. Jona’s continued service to the Company.  On June 7, 2014, Mr. Jona was also granted 21,000 shares of restricted stock pursuant to the terms of our 2004 Equity Incentive Plan.  The restricted stock vests fifty percent (50%) on June 7, 2015 and fifty percent (50%) on June 7, 2016, subject to Mr. Jona’s continued service to the Company.

The Company issued a press release announcing the appointment of Mr. Jona to the Board, a copy of which is filed hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                                Description
________________________________________

99.1                      Press Release June 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: June 12, 2014	By:	/s/ Mark E. Saad
Mark E. Saad
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 12, 2014